CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-273690 on Form S-6 of our report dated October 6, 2023, relating to the financial statements of FT 10984, comprising FTP S&P Dvd. Aristocrats Target 25 4Q '23 (FTP S&P Dvd. Aristocrats Target 25, 4th Quarter 2023 Series) and FTP Value Line(R) Target Safety 30 4Q '23, (FTP Value Line(R) Target Safety 30, 4th Quarter 2023 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 6, 2023